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                                                                  EXHIBIT 10.26

                             Myrtle Beach Grand Prix

                                   Crazy Mouse

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                                    AGREEMENT

This Agreement is between: RX Technology (SM)
                           P.O. Box 9112
                           Mandeville, LA 70470-9112
                           United States of America
                           Phone: (504) 727-9412

                       and

                           North Myrtle Beach Grand Prix, LLC ("Park")
                           3900 Hwy 17 South
                           North Myrtle Beach, SC 29582

                           (Complete mailing address)
                           United States of America
                           Phone (843) 238-4783
                                       272-7770

This Agreement concerns the furnishing of a photosystem(s) by RX Technology (SM) to "The Park" for a ride(s) known as:

                    (1) Crazy Mouse, (2) Splash ("The Ride")

1. Responsibilities

      1.1 RX Technology (SM)

            A.    Provide a Theme Park photosystem(s) each comprising of:

                  1)    Complete photo-imaging system
                  2)    Video camera(s),
                  3)    Printers,
                  4)    Color display monitors,
                  5)    Electronic Point of Sale (POS) units,
                  6)    Cash registers,
                  7)    A suitable trigger source to detect the ride and
                  8)    Suitable flash/lighting units.

            B. Provide video cables from the camera pole to the photobuilding.

            C. Provide backup equipment for unexpected equipment malfunction, thereby avoiding prolonged delay in repair. Backup equipment required to be determined by RX Technology (SM).

            D.    Properly and completely install the photosystem(s).

            E. Provide technical support and maintenance to ensure proper functioning of the photosystem, to the best of its ability.

            F. Provide complete initial training of the staff, including support after opening.


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            G.    Provide generic white folders for the photographs. Folders must allow fast insertion of the photographs by the sales staff.

            H. Provide "The Park" with operational and troubleshooting guides.

            I. Supply the print media and ink cartridges for the video printers. RX Technology (SM) to be the sole supplier of all video printer paper.

            J. Supply register paper rolls and ink cartridges for sales register printers.

      1.2 "The Park"

            A. Provide liability and general business insurance coverage for the photobuildings and its contents.

            B. Conduct all routine accounting procedures. These procedures include any submission of taxes to state and local agencies and the preparation of weekly sales and revenue figures.

            C. Staff and operate all RX Technology (SM) photosystem operations.

            D. Provide a suitable building, its themeing and signage. Provide signage for photo sales.

            E. Supply electrical wiring from the sales building to the camera pole with the breaker switch located in the sales area.

            F. Supply electrical wiring to the sales building and separate circuit breakers as detailed in guidelines provided by RX Technology (SM).

            G. Provide an electrician or other park employee or contractor to lay and pull cables, put up lights, etc. under instruction and supervision of RX Technology (SM).

            H. Provide and install a direct telephone line to the sales building.

            I. Purchase and install a suitable pole(s) - for the camera, flash units and trigger sensor.

            J. Supply trunking/conduit of at least 2 inches in internal diameter and install it between the sales building and the camera site, above or below the ground.


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2. Terms and Conditions

            A. The length of this Agreement is to be for a period of 3 years. RX Technology (SM) agrees to ensure that the photosystem(s) is updated, to the best of its ability. "The Park" agrees to ensure that the ride(s) is kept updated as appropriate.

            B. In the event a ride is closed RX Technology (SM) and the Park may elect to reposition the system. Modification and changes required will be negotiated at the then current time and materials charges.

            C. Both parties agree that neither shall be held liable for loss of income due to ride or system malfunction.

            D. "The Park" will use its own banking method and security when depositing monies taken in payment of the photographs sold. RX Technology (SM) share of the revenue will be sent on a weekly basis to RX Technology (SM) at P.O. Box 1117, Fort Worth, TX 76101.

            E. The selling price of the photographs shall be determined by mutual agreement between "The Park" and RX Technology (SM). It is agreed that the selling price can vary throughout the season.

            F. Due to any unforeseen circumstances if ridership results in less than an average of 100 prints per day over a 2 week period, RX Technology (SM) retains the option to withdraw the photosystem.

            G. Upon termination of this Agreement, RX Technology (SM) shall remove its property from park grounds.

            H. Upon termination of the summer season RX Technology (SM) shall remove its property from park grounds and re-install and test at the beginning of the next season. We will perform routine maintenance on the equipment and update as required.

            I. WHEREAS, KBK Financial, Inc. ("KBK"), a Delaware corporation, located at 301 Commerce Street, 2200 City Center II, Fort Worth, Texas 76102, has loaned funds to RX which is secured by, among other things, the Equipment (as defined in the Agreement) used by RX in the Shop (KBK's loan to RX is hereafter called the "Loan"); and

                  WHEREAS, NMBGP, LLC and RX desire to amend the Agreement to provide KBK with certain rights in the Equipment in the event RX defaults on the Loan;

                  NOW, THEREFORE, NMBGP, LLC and RX agree as follows:

                  Notwithstanding anything to the contrary herein, upon the occurrence of an event of default under the documents (collectively, the "Loan Documents:") evidencing, governing and securing certain loan or loans made by KBK, Financial, Inc. ("KBK") to RX which is secured by, among other things, the Equipment owned and provided by RX (the "EX Equipment"), and KBK promptly notifies NMBGP, LLC of such default, at the expiration or prior termination of the Agreement, KBK shall be entitled to promptly remove the RX Equipment from the Parks, except that NMBGP, LLC Trademarks of NMBGP, LLC Affiliates' Trademarks shall be removed from the RX Equipment and remain


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                  at the Park, and KBK shall quit and surrender the
                  photobuildings in the Park in good condition, reasonable wear and tear expected. Unless NMBGP, LLC and KBK otherwise agree, if KBK fails to remove the RX Equipment from the Park within five (5) days after KBK receives written notice of the termination of this Agreement, then KBK shall be deemed to have abandoned such property and title to the same shall at that time vest in NMBGP, LLC. Any costs and expenses incurred by NMBGP, LLC in removing such abandoned property (including the reasonable value of the services rendered by the Park employees in connection therewith) shall be paid to NMBGP, LLC by KBK promptly following demand therefor.

                  In the event RX defaults on the Loan Documents prior to the expiration or other termination of the Agreement, and KBK promptly notifies NMBGP, LLC of this fact, the Park shall thereafter place the share of Gross Revenue that is owed and owing to RX pursuant to Section 4 of the Agreement in an escrow fund pending either (I) final determination by KBK and RX as to what should be done with such funds, or (ii) receipt of an appropriate court order directing NMBGP, LLC on how to distribute RX's share of the Gross Revenue.

3. General Statement

            A. All revenue produced by the use of the photosystem(s) supplied by RX Technology SM are to be divided between RX Technology
                  (SM) and "The Park" as agreed.

            B. RX Technology (SM) agrees to license the use of its technology in "The Park" with no additional fees other than those described in this Agreement.

            C. Installation dates of the photosystem equipment on the aforementioned rides is to be determined based upon availability of the sales building and completion of construction and electrical requirements. Target opening date is March 10, 2000.

4. Revenue Distribution

      The gross revenue calculation is to be based on the formula used in the following example:

                          THESE $ AMOUNTS ARE USED AS AN EXAMPLE ONLY

            Total Sale                                    $_____
            -less ____% sales tax                         $_____
            Retail Sales Price                            $_____
            50% Payment to "The Park"                   - $_____
            RX Technology (RX pays for print media)       $_____


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5. Property Rights

            A. RX Technology (SM) will retain ownership of those parts of the photosystem(s) that it supplies at all times throughout the duration of this Agreement and afterwards.

            B. "The Park" will retain ownership of those parts of the photosystem(s) that it supplied, as detailed in this Agreement, at all times throughout the duration of this Agreement and afterwards.

6. System Operation

            A.    "The Park" understands and agrees to leave the RX Technology
                  (SM) photosystem equipment on at all times; 24-hours a day, 7 days a week -- including days when "The Park" is not open to the public. Temperature must remain constant at all times as fluctuations are extremely harmful to the photosystem. Staff will be instructed to leave the system in a "sleep" mode before leaving each day.

            B. Proper care and handling of the RX Technology (SM) photosystem will prevent unnecessary malfunctions. It is imperative that our manuals and guides be closely adhered to at all times by all Park staff at all times.

7. Acceptance

            A. This Agreement, when signed by both parties as indicated herein, shall constitute the entire Agreement relating to the supply of a ride photosystem(s) and shall supersede all prior representations or contracts relating thereto and not incorporated in this Agreement. No modification or waiver of this Agreement shall be valid unless made in writing and signed by an authorized officer or representative of each party.

            B. "The Park" has been made aware of this Agreement and grants the authority to engage in aforementioned business activities with RX Technology (SM). A representative of "The Park" shall acknowledge this Agreement by signing where indicated below.

8. Notices

      All notices required or permitted to be given hereunder shall be in writing and personally delivered or sent by courier or registered or certified mail, postage prepaid, return receipt requested, addressed as listed below.


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9. Force Majeure

      Neither party shall be liable to the other for delay or failure to comply with the provisions of this Agreement when such is caused by strikes, other labor difficulties, wars, fires, floods, explosions, earthquakes, government regulations, shortages in material, or any other reasonable cause beyond either party's control.

Signed for and on behalf of               Signed for and on behalf of
RX Technology (SM) Inc.                   North Myrtle Beach Grand Prix, LLC
P.O. Box 9112                             3900 Hwy 17 South
Mandeville,LA 70470-9112                  North Myrtle Beach, SC 29582


Signed /s/ Donald Rex Gay                 Signed /s/ Robert M. Lazarus
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Print Name Donald Rex Gay                Print Name Robert M. Lazarus
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Date Jan 21, 2000                         Date 1/17/00
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